                                                                   EXHIBIT 10.40

================================================================================




                            ASSET PURCHASE AGREEMENT



                                  by and among



                    WIRELESS SERVICES OPERATING CORPORATION,

                       PREFERRED TECHNICAL SERVICES, INC.

                                       and

                            PREFERRED NETWORKS, INC.

                           Dated as of April 19, 1999







================================================================================

                                TABLE OF CONTENTS


                                                                                  Page
                                                                                  ----

                                    ARTICLE I

                                   DEFINITIONS

1.1.          Certain Definitions..................................................1
1.2.          Certain Terms........................................................6

                                   ARTICLE II

                                PURCHASE AND SALE

2.1.          Purchase and Sale; Acquired Assets...................................6
2.2.          Purchase and Sale; Assumption of Liabilities.........................7
2.3.          Purchase Price; Adjustments to Purchase Price........................9
2.4.          Closing..............................................................11
2.5.          Deliveries by Buyer..................................................12
2.6.          Deliveries by Seller.................................................12

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

3.1.          Organization.........................................................12
3.2.          Authorization........................................................12
3.3.          Noncontravention.....................................................13
3.4.          Binding Effect.......................................................13
3.5.          Consents and Approvals...............................................13
3.6.          Lawsuits; Claims.....................................................13
3.7.          Financial Capability.................................................13
3.8.          Finder's Fees........................................................14
3.9.          No Other Representations or Warranties...............................14

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF SELLER AND PNI

4.1.          Organization.........................................................14
4.2.          Authorization........................................................14
4.3.          Noncontravention.....................................................14
4.4.          Binding Effect.......................................................15
4.5.          Consents and Approvals...............................................15
4.6.          Intellectual Property................................................15

                                                                                  Page
                                                                                  ----

4.7.          Title to and Condition of Tangible Property..........................15
4.8.          Contracts............................................................15
4.9.          Lawsuits; Claims.....................................................16
4.10.         Compliance with Laws.................................................16
4.11.         Labor Relations......................................................16
4.12.         Employee Benefits....................................................17
4.13.         Environmental........................................................18
4.14.         Financial Statements.................................................19
4.15.         Assets...............................................................19
4.16.         Governmental Permits.................................................19
4.17.         Absence of Changes...................................................20
4.18.         Finder's Fees........................................................21
4.19.         Absence of Undisclosed Liabilities...................................21
4.20.         Insurance............................................................21
4.21.         Year 2000 Compliance.................................................21
4.22.         Solvency.............................................................21
4.23.         Affiliate Transactions...............................................22
4.24.         Information Provided to Valuation Experts............................22
4.25.         Bulk Sales...........................................................22
4.26.         No Other Representations or Warranties...............................22

                                    ARTICLE V

                                    COVENANTS

5.1.          Access...............................................................22
5.2.          Conduct of the Business..............................................23
5.3.          Commercially Reasonable Efforts......................................25
5.4.          Tax Matters..........................................................26
5.5.          No Shop..............................................................27
5.6.          Further Assurances...................................................27
5.7.          Waiver of Bulk Transfer Requirements.................................28
5.8.          Public Announcements.................................................28
5.9.          Notification of Certain Matters......................................28
5.10.         Compliance with Laws.................................................28
5.11.         Certain Covenants of PNI.............................................28
5.12.         Noncompetition; Use of Name..........................................29
5.13.         Use of Proceeds......................................................29
5.14.         Employee Benefit and Payroll Transition..............................30

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

6.1.          Conditions to the Obligations of Both Parties........................30

                                                                                  Page
                                                                                  ----
6.2.          Conditions to the Obligations of Buyer...............................30
6.3.          Conditions to the Obligations of Seller..............................32

                                   ARTICLE VII

                           EMPLOYEE AND LABOR MATTERS

7.1.          Employees............................................................33
7.2.          COBRA................................................................34
7.3.          401(k) Plan..........................................................34
7.4.          Obligations..........................................................34
7.5.          WARN Act.............................................................34

                                  ARTICLE VIII

                            SURVIVAL; INDEMNIFICATION

8.1.          Survival.............................................................35
8.2.          Indemnification by Buyer.............................................35
8.3.          Indemnification by Seller and PNI....................................35
8.4.          Tax Indemnities......................................................36
8.5.          Indemnification Procedures...........................................36
8.6.          Computation of Losses Subject to Indemnification.....................37
8.7.          Certain Limitations..................................................37

                                   ARTICLE IX

                                   TERMINATION

9.1.          Termination..........................................................37
9.2.          Effect of Termination................................................38

                                    ARTICLE X

                                  MISCELLANEOUS

10.1.         Notices..............................................................38
10.2.         Amendment; Waiver....................................................39
10.3.         Assignment...........................................................39
10.4.         Entire Agreement.....................................................39
10.5.         Parties in Interest..................................................39
10.6.         Public Disclosure....................................................39
10.7.         Expenses.............................................................40
10.8.         Schedules............................................................40
10.9.         Governing Law; Submission to Jurisdiction; Waiver of Trial By Jury...40
10.10.        Counterparts.........................................................40

                                                                                  Page
                                                                                  ----
10.11.        Headings.............................................................41
10.12.        Severability.........................................................41

Annex A:          Draft Audited Financial Statements
Annex B:          Purchase Balance Sheet

Exhibit A:        Form of Maintenance Services Agreement
Exhibit B:        Form of Transition Services Agreement
Exhibit C:        Form of NationsBank Consent and Release
Exhibit D:        Form of Sublease

SCHEDULES TO DISCLOSURE STATEMENT

Schedule 1.1(a)                     Equipment
Schedule 1.1(b)                     Seller Intellectual Property
Schedule 1.1(c)                     Seller Real Property
Schedule 2.2(a)                     Assumed Liabilities
Schedule 4.1                        Organization
Schedule 4.5                        Consents
Schedule 4.7                        Encumbrances
Schedule 4.8(a)                     Material Contracts
Schedule 4.8(d)                     Contractual Liabilities
Schedule 4.9                        Litigation
Schedule 4.12(a)                    Benefit Plans
Schedule 4.20                       Insurance
Schedule 4.23                       Affiliate Transactions
Schedule 5.2                        Commitments Prior to Closing
Schedule 6.1(b)                     Consents
Schedule 7.1(a)                     Active Employees
Schedule 7.1(b)                     Inactive Employees

                            ASSET PURCHASE AGREEMENT

                  This ASSET PURCHASE AGREEMENT is made as of April 19, 1999 by and among WIRELESS SERVICES OPERATING CORPORATION, a Delaware corporation ("Buyer"), PREFERRED TECHNICAL SERVICES, INC., a Georgia corporation ("Seller"), and PREFERRED NETWORKS, INC., a Georgia corporation ("PNI").


                              W I T N E S S E T H:

                  WHEREAS, Seller is engaged in the business (the "Business") of providing network engineering and technical services, supporting one-way and two-way wireless technologies, including installation of network equipment, maintenance of installed equipment and tower sites, sales of network equipment, engineering site surveys and network equipment repair; and

                  WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase and assume from Seller, certain of the assets and liabilities of Seller, all as more fully set forth herein, on the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  1.1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

                  "Accounts Receivable" means all accounts receivable of Seller as of the Closing Date.

                  "Acquired Assets" has the meaning set forth in Section 2.1 hereof.

                  "Affiliates" means, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                  "Agreement" means this Asset Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

                  "Assumed Liabilities" has the meaning set forth in Section 2.2(a) hereof.

                  "Benefit Plans" has the meaning set forth in Section 4.12 hereof.

                  "Books and Records" means all books, ledgers, files, reports, plans and operating records of, or maintained by, Seller, except to the extent included in or related to any Excluded Assets.

                  "Business" has the meaning set forth in the recitals to this Agreement.

                  "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

                  "Buyer" has the meaning set forth in the recitals of this Agreement.

                  "Buyer Indemnitees" has the meaning set forth in Section 8.3 hereof.

                  "Capital Expenditures Schedule" has the meaning set forth in
Section 6.2(k) hereof.

                  "Closing" means the closing of the transactions contemplated by this Agreement.

                  "Closing Date" means the date on which the Closing occurs.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Consideration" has the meaning set forth in Section 5.4(d) hereof.

                  "Contracts" means the agreements, contracts, leases of real or personal property, purchase orders, arrangements, commitments, permits and licenses to which Seller is a party or by which it is bound or to which the Business or the Acquired Assets are subject, limited to those which are set forth on Schedule 4.8(a) hereto.

                  "Disclosure Statement" means the Schedules, dated the date hereof and delivered concurrently herewith.

                  "Draft Audited Financial Statements" has the meaning set forth in Section 4.14 hereof.

                  "Employees" means all present employees of Seller whose services are or have been used primarily by or in connection with the Business.

                  "Encumbrances" means liens, charges, encumbrances, judgments, attachments, security interests, options, or any other restrictions or third party rights.

                  "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air, including, without limitation, any indoor location, and natural resources.

                  "Environmental Claim" means (i) any claim or notice by any Person or governmental or regulatory body alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, response, remediation or removal costs, relocation costs, governmental costs, medical monitoring, or harm, injuries or damages to any person, property or natural resources, and any fines or penalties) arising out of, based upon, resulting from or relating to (A) the emission, discharge, disposal or other Release or threatened Release in or into the Environment of any Hazardous Material or (B) circumstances forming the basis of any violation, or alleged violation, of Environmental Law or (ii) any Environmental Loss arising out of, based upon, resulting from or relating to the Business, the Acquired Assets or any condition or circumstance relating thereto.

                  "Environmental Law" means all federal, state and local laws, codes and regulations, and rules of common law, relating to pollution, the protection of the Environment, or the Release or threatened Release of Hazardous Materials in or into the Environment, or occupational safety or health.

                  "Environmental Loss" means all losses, liabilities, damages, deficiencies, costs, fines, assessments, penalties, claims, actions, injuries, suits, orders, decrees, judgments and expenses (including, without limitation, reasonable attorneys' and consultants' fees and disbursements) arising out of, based upon, resulting from or relating to any Environmental Law or Hazardous Material and arising out of, based upon, resulting from or relating to the Business, the Acquired Assets or the operations or conduct of, or any condition or circumstance relating to, Seller or PNI or any of their respective Predecessors in Interest, in each case, as existing on or prior to the Closing Date and without regard to disclosure of any such Environmental Loss.

                  "Equipment" means all furniture, machinery, vehicles, computer hardware, computer software, equipment and other tangible personal property of Seller as of the Closing Date including those set forth on Schedule 1.1(a) hereto except to the extent disposed of in the ordinary course in accordance with this Agreement between the date hereof and the Closing Date.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means any entity which is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Code.

                  "Excluded Assets" means the following assets, which are not to be acquired by Buyer hereunder:

                  (a) all refunds of Taxes to the extent such Taxes were paid by Seller or any of its Affiliates, and any other losses, credits or other Tax attributes generated by Seller or any of its Affiliates; and

                  (b) all Tax Returns and all other books and records which the Seller or any Affiliate is required by law to retain.

                  "Excluded Liabilities" has the meaning set forth in Section 2.2(b) hereof.

                  "Financial Statements" has the meaning set forth in Section
4.14 hereof.

                  "GAAP" means generally accepted accounting principles, as in effect from time to time.

                  "Governmental Permits" means all governmental permits, licenses, registrations, certificates of occupancy, orders, approvals and other governmental authorizations.

                  "Hazardous Material" means any pollutant, contaminant, chemical, solid waste, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, substance, constituent or material, defined or regulated as such in, or for purposes of, or that can give rise to liability under, any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including, without limitation, crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls and any electromagnetic energy or field.

                  "Insurance Proceeds" means all rights to causes of action, lawsuits, claims and demands, rights of recovery and set-off, and proceeds, with respect to claims existing or arising prior to the Closing Date under or with respect to insurance policies.

                  "Intellectual Property" means patents, patent applications, inventions, trade secrets, know-how, copyrights, works of authorship, trademarks, service marks, trade names, and any similar proprietary rights, including, without limitation, such rights embodied in technical reports, laboratory notebooks and invention disclosures.

                  "Interim Financial Statements" has the meaning set forth in
Section 4.14 hereof.

                  "Inventory" means all raw materials, component parts, work in process, and finished products, of Seller as of the Closing Date.

                  "Knowledge of Seller" or any similar phrase means the actual knowledge of management employees of Seller or PNI.

                  "Losses" has the meaning set forth in Section 8.2 hereof.

                  "Maintenance Services Agreement" means an agreement between Buyer and PNI substantially in the form of Exhibit A hereto.

                  "Material Adverse Effect" means a material adverse effect on the business, operations, assets, condition (financial or otherwise), results of operations or prospects of the Business, taken as a whole.

                  "NationsBank Facility" means the Credit Agreement dated as of August 8, 1996 by and among PNI Systems, LLC, PNI and NATIONSBANK, N.A., as successor in interest to NationsBank, N.A. (South), as amended or supplemented from time to time.

                  "PageNet Receivables" means accounts receivable due to Seller from Paging Network, Inc. as of the Closing Date.

                  "Pension Plan" means a Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

                  "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization.

                  "PNI" has the meaning set forth in the recitals of this Agreement.

                  "Purchase Balance Sheet" means the Ernst & Young, LLP draft audited December 31, 1998 balance sheet of Seller, incorporated in the Draft Audited Financial Statements, adjusted to eliminate (i) intercompany accounts,
(ii) all Third-Party Indebtedness and (iii) any tax allocations as specified therein, attached hereto as Annex B.

                  "Purchase Price" has the meaning set forth in Section 2.3 hereof.

                  "Release" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Material in or into the Environment including, without limitation, the abandonment or discarding in or into the Environment of barrels, containers or other receptacles containing any Hazardous Material.
                  "Remedial Action" means any action taken to investigate, evaluate, assess, test, monitor, remove, respond to, treat, neutralize, contain, isolate or otherwise remediate the presence, Release or threatened Release of any Hazardous Material.

                  "Seller" has the meaning set forth in the recitals of this Agreement.

                  "Seller Indemnitees" has the meaning set forth in Section 8.2 hereof.

                  "Seller Intellectual Property" means Intellectual Property of Seller, including the Intellectual Property set forth on Schedule 1.1(b) hereto.

                  "Seller Real Property" means all of the right, title and interest in real property owned, used or leased by Seller, including the real property interests set forth on Schedule 1.1(c) hereto.

                  "Seller's 401(k) Plan" has the meaning set forth in Section
7.3 hereof.

                  "Sublease" means an agreement between Buyer and PNI substantially in the form of Exhibit D hereto.

                  "Tax Returns" means any return, amended return or other report required to be filed with respect to any Tax, including information returns.

                  "Taxes" means any federal, state, local or foreign taxes, including but not limited to income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding, estimated or similar taxes together with any interest, additions or penalties with respect thereto and any interest in respect of such penalties and any joint and several, transferee or successor liability (including, without limitation, any liability imposed pursuant to Treas. Reg. ss.1.1502-6 or any similar provision of state, local or foreign law) for the taxes, interest and/or penalties and additions to tax of another Person.

                  "Third-Party Indebtedness" means any indebtedness of Seller, other than accounts payable, accrued liabilities and accrued salaries and benefits, all in the ordinary course of business pursuant to GAAP applied on a consistent basis.

                  "Transfer Taxes" has the meaning set forth in Section 5.4(b) hereof.

                  "Transferred Employees" has the meaning set forth in Section 7.1(a) hereof.

                  "Transition Services Agreement" means an agreement among Buyer, Seller and PNI substantially in the form of Exhibit B hereto.

                  "Working Capital" means current assets (including cash) less current liabilities (excluding any Third-Party Indebtedness), all as determined pursuant to GAAP applied on a consistent basis.

                  1.2.  Certain Terms.

                  (a) The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise specifically stated to the contrary.

                  (b) The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

                  (c) The terms "dollars" and "$" mean United States dollars.

                  (d) Wherever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation."

                  (e) All references to a Schedule herein shall be deemed to be a reference to a Schedule of the Disclosure Statement unless otherwise specifically provided.


                                   ARTICLE II

                                PURCHASE AND SALE

                  2.1. Purchase and Sale; Acquired Assets. On the terms and subject to the conditions set forth herein, at the Closing, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller, all of Seller's right, title and interest in and to the assets of Seller, whether tangible or intangible, real or personal, except for the Excluded Assets (the "Acquired Assets"), including all of Seller's right, title and interest in and to the following:

                  (a)  Cash;

                  (b)  Accounts Receivable;

                  (c)  Prepaid expenses;

                  (d)  Other current assets;

                  (e)  Books and Records;

                  (f)  Contracts;

                  (g)  Equipment;

                  (h)  Inventory;

                  (i)  Insurance Proceeds;

                  (j)  Seller Intellectual Property;

                  (k)  Seller Real Property; and

                  (l) All other assets used in the Business.

                  Subject to the terms and conditions hereof, at the Closing, the Acquired Assets shall be transferred or otherwise conveyed to Buyer free and clear of all Encumbrances.

                  2.2.  Purchase and Sale; Assumption of Liabilities.

                  (a) On the terms and subject to the conditions set forth herein, at the Closing, Buyer agrees to assume and discharge or perform when due the following liabilities and obligations (the "Assumed Liabilities"):

                  (i) Assumed Contracts. All liabilities and obligations of Seller under Contracts to be satisfied or performed after the Closing, other than liabilities, debts or payment obligations not set forth on
         Schedule 4.8(d) hereto.

                 (ii) Accounts Payable. All accounts payable owing by Seller relating to the conduct of the Business in the ordinary course.

                (iii) Product Warranties. All product warranty obligations of the Business.

                 (iv) Scheduled Liabilities. All liabilities relating to the Business or Seller in the ordinary course set forth on Schedule 2.2(a) hereto.

                  (b) Excluded Liabilities. Notwithstanding anything contained in this Section 2.2 to the contrary, except to the extent specifically assumed by Buyer under Section 2.2(a)(i), (ii), (iii) or (iv), Buyer shall not assume and shall not be obligated to pay, perform or discharge any liabilities, obligations, costs and expenses of Seller, including without limitation any and all liabilities, obligations or commitments of Seller (except those that constitute Assumed Liabilities) relating to and arising out of any of the following ("Excluded Liabilities"):

                  (i) any liability, obligation or commitment that, in accordance with GAAP, was required to have been shown as a liability in the Draft Audited Financial Statements or in the notes thereto and was not so shown, unless reflected on the Closing Date Balance Sheet and a purchase price adjustment payment was paid therefor pursuant to Section 2.3(b);

                  (ii) except as expressly assumed by Buyer pursuant to Article VII hereof, (A) the sponsorship, administration, contribution obligation of any entity under, or any other liability or obligation relating to, any Benefit Plan or any employee benefit plan covering former employees of the Business, (B) the termination of any Benefit Plan on or prior to the Closing Date or (C) the termination of employment of any employee of the Business by Seller;

                  (iii) any cause of action or judicial or administration action, suit, proceeding or investigation, pending or threatened on the Closing Date, relating to periods prior to the Closing Date (including, without limitation, any claim relating to or in any way based upon any matters set forth on Schedule 4.9 hereto);

                  (iv) any failure or alleged failure to comply with, or any violation or alleged violation of, (A) any law, rule, regulation, statute, ordinance, permit, judgment , injunction, order, decree, license or other governmental approval applicable to the Business or the Acquired Assets or (B) any Contract, in each case which failure or violation occurred or was alleged to have occurred prior to the Closing Date;

                  (v) any infringement or alleged infringement of the rights of any other person or entity arising out of the use of any Intellectual Property in connection with the Business prior to the Closing Date;

                  (vi) any rights of any other Person relating to the Intellectual Property pursuant to any license, sublicense or agreement required to be disclosed and not so disclosed;

                  (vii) except as set forth on Schedule 2.2(a), any obligations against Seller with respect to any notes, bonds, accounts receivable or other evidences of indebtedness of or rights to receive payment from any Person that have been transferred to a third person by Seller;

                  (viii) the Excluded Assets;

                  (ix) all Environmental Losses or Environmental Claims arising from, relating to, in respect of, or incurred in connection with (A) any real property, business entities or assets, whether domestic or foreign, formerly owned, occupied or operated by or in connection with the Business and not owned, occupied or operated by or in connection with the Business as of the Closing Date, (B) the transportation or disposal of any Hazardous Substances to or at any offsite facility or location by or in connection with the Business occurring prior to the Closing Date and (C) conditions existing or events occurring on or prior to the Closing Date on any real property owned, occupied or operated by or in connection with the Business as of the Closing Date;

                  (x) any claim, litigation, action or proceeding, whether or not now pending or threatened, relating to the Business or the Acquired Assets to the extent based on or arising out of or based upon liability with respect to products shipped or sold or services performed prior to the Closing;

                  (xi) any Third-Party Indebtedness not set forth on Schedule 2.2(a) hereto; or

                  (xii) all intercompany obligations and liabilities owed by the Business or Seller to PNI or any of its Affiliates (which shall be canceled at the Closing).

                  2.3.  Purchase Price; Adjustments to Purchase Price.

                  (a) On the terms and subject to the conditions set forth herein, Buyer shall:

                  (i) pay to Seller on the Closing Date an amount in cash equal to $3.75 million, less 50% of the difference between capital expenditures planned to be made in the capital expenditure plan set forth in Schedule 5.2 prior to the date of the Capital Expenditures Schedule and capital expenditures actually made as reflected on the Capital Expenditures Schedule provided to Buyer pursuant to Section 6.2(k) (the "Purchase Price");

                  (ii) pay to Seller $200,000 upon the resolution of any Purchase Price adjustment pursuant to Section 2.3(b);

                  (iii) pay to Seller $50,000 upon the final resolution of any claims relating to or in any way based upon the matters referred to on
         Schedule 4.9 hereto;

                  (iv) provide to Seller or its successors or assigns $1.0 million in services under the Maintenance Services Agreement, billed as provided therein;

provided that the amounts due under clauses (ii) and (iii) above and the value of the services provided pursuant to clause (iv) above shall, without prejudice to or limitation of any other rights or remedies of Buyer, be subject to setoff, recoupment and reduction by the amount of:

                  (1) any Purchase Price adjustment payable by Seller pursuant to Section 2.3(b)(ii)(A);

                  (2) any indemnities payable by Seller (including, without limitation, any indemnities payable by Seller resulting from or arising out of any claim relating to or in any way based upon any matters set forth on Schedule 4.9 hereto); or

                  (3) any unpaid PageNet Receivables in excess of the lesser of $100,000 or the amount retained by Buyer pursuant to Section 2.3(b)(ii)(A)(2). Within 10 Business Days of any subsequent collection of such PageNet Receivables for which Buyer exercised its right to such setoff, recoupment or reduction, Buyer shall pay to Seller the amount of the PageNet Receivables collected by Buyer not to exceed the amount which was setoff, reduced or recouped, net of any reasonable expenses incurred in connection with the collection thereof.

                  If the Maintenance Services Agreement is canceled, terminated or otherwise not renewed and $1.0 million in services has not been provided as set forth in clause (iv), Buyer (A) shall pay to Seller within 10 Business Days of such cancellation, termination or non-renewal an amount in cash corresponding to 50% of the unused services credit, which payment shall not be subject to any setoff, recoupment or reduction, and (B) shall pay to Seller the remaining 50% upon the earlier of the completion of Buyer's 1999 year-end audit or March 31, 2000, less any amount withheld for any setoff, recoupment or reduction as set forth above.

                  The amounts set forth in clauses (ii), (iii) and (iv) above shall bear interest from the Closing Date through the date of payment at a rate of 8.0% per annum, calculated from the Closing Date through the date of such payment. Interest on the amount set forth in clause (iv) shall be calcu-lated quarterly, based on the amount of unused services, and Buyer shall credit Seller with additional services corresponding to such quarterly interest amount.

                  (b) The Purchase Price shall be subject to adjustment after the Closing Date as specified in this Section 2.3(b).

                  (i) Closing Date Balance Sheet. As soon as practicable, but in any event within 45 days following the Closing Date, Ernst & Young, LLP, independent auditors, shall deliver to Seller and Buyer a balance sheet for the Business and the Acquired Assets, prepared according to GAAP applied on a consistent basis (the "Closing Date Balance Sheet "), as of the Closing Date.

                 (ii) Adjustment of Purchase Price. Subject to the limitations set forth in Section 2.3(b)(iii), within 15 days after the date of receipt by Seller and Buyer of the Closing Date Balance Sheet:

                           (A) (1) in the event that the Working Capital
                  reflected on the Purchase Balance Sheet exceeds the Working Capital reflected on the Closing Date Balance Sheet by at least $25,000, Seller shall pay to Buyer (or Buyer may deduct from the payments to be made under Section 2.3(a)(ii) or from the services to be provided under Section 2.3(a)(iv)), as an adjustment to the Purchase Price, in immediately available funds, the full amount of such excess;

                               (2) in the event that the Working Capital
                  reflected on the Closing Date Balance Sheet exceeds the Working Capital reflected on the Purchase Balance Sheet by at least $100,000, Buyer shall pay to Seller, as an adjustment to the Purchase Price, in immediately available funds, the amount of such excess over $100,000;

                           (B) Subject to Section 2.3(b)(iii)(A), the Closing
                  Date Balance Sheet delivered to Buyer and Seller shall be final, binding and conclusive on the parties hereto.

                           (C) Any Purchase Price adjustment payable by Buyer
                  pursuant to this Section 2.3(b)(ii) shall not be subject to any setoff, recoupment or reduction other than for unpaid PageNet Recievables. Within 10 Business Days of any subsequent collection of such PageNet Receivables for which Buyer exercised its right to such setoff, recoupment or reduction, Buyer shall pay to Seller the amount of the PageNet Receivables collected by Buyer not to exceed the amount which was setoff, reduced or recouped, net of any reasonable expenses incurred in connection with the collection thereof.

                  (iii) Disputes.

                           (A) Seller or Buyer may dispute any amounts reflected
                  on the Closing Date Balance Sheet to the extent that the net effect of such disputed amounts in the aggregate would be to reduce the aggregate Working Capital as reflected on the Closing Date Balance Sheet by more than the Designated Amount (as hereinafter defined), but only on the basis that the Closing Date Balance Sheet does not present fairly the combined financial position of the Business and the Acquired Assets, as of the Closing Date, in accordance with GAAP applied on a consistent basis; provided, however, that Seller or

                  Buyer, as the case may be, shall notify the other in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in detail, the basis for such dispute, within 15 Business Days of receipt of the Closing Date Balance Sheet. In the event of such a dispute, Seller and Buyer shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If any such resolution by Seller and Buyer leaves in dispute amounts the net effect of which in the aggregate would not be to reduce the aggregate Working Capital reflected on the Closing Date Balance Sheet by at least the Designated Amount, all such amounts remaining in dispute shall then be deemed to have been resolved in favor of the Closing Date Balance Sheet. If Seller and Buyer are unable to reach a resolution with such effect within 10 Business Days of the written notice of dispute, Seller and Buyer shall submit the items remaining in dispute for resolution to a "Big Five" independent accounting firm based in Atlanta, Georgia appointed by Buyer (the "Independent Accounting Firm"), as an expert not an arbitrator, which shall, within 20 Business Days of such submission, determine and report to Seller and Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive on Seller and Buyer. Buyer and Seller shall each bear one-half of the fees and disbursements of the Independent Accounting Firm.

                           (B) No adjustment to any amount payable by Seller
                  pursuant to Section 2.3(b)(ii) shall be made with respect to amounts disputed by Seller pursuant to this Section 2.3(b)(iii), unless the net effect of the amounts successfully disputed by Seller in the aggregate is to reduce the aggregate Working Capital reflected on the Closing Date Balance Sheet by at least the Designated Amount, in which cases such adjustment shall be made in the full amount of such reduction (the "Adjustment Amount").

                           (C) Any amount that is subject to dispute under this
                  Section 2.3(b)(iii) shall be paid by Seller or Buyer, as the case may be, in immediately available funds, within five Business Days following the final resolution of such dispute and in an amount in accordance with such resolution.

                  (iv) Interest. Any payment required to be made by Seller pursuant to paragraph (ii) of this Section 2.3(b) shall bear interest from the Closing Date through the date of payment at a rate of 8.0% per annum, calculated from the Closing Date through the date of such payment.

                  (v) For the purposes of this Section 2.3, the term "Designated Amount" means $25,000.

                  2.4. Closing. The Closing is scheduled to take place at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005 at 10:00 a.m. New York City time, on the later of (i) 20 Business Days from the date hereof and (ii) the fifth Business Day following the date on which all the conditions set forth in Section 6 hereof have been satisfied or waived, or at such other time and place as the parties hereto may mutually agree.

                  2.5. Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                  (a) the cash Purchase Price, in immediately available funds by wire transfer to an account designated by Seller. Seller shall designate such account at least three Business Days prior to the Closing;

                  (b) such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller, as may be necessary for Buyer to assume the Assumed Liabilities; and

                  (c) the certificates and other documents to be delivered pursuant to Section 6.3 hereof.

                  2.6. Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following:

                  (a) bills of sale or other appropriate documents, in form and substance reasonably acceptable to Buyer, transferring all tangible personal property included in the Acquired Assets to Buyer;

                  (b) assignments, in form and substance reasonably acceptable to Buyer, assigning to Buyer all Contracts and Intellectual Property included in the Acquired Assets;

                  (c) such other instruments or documents, in form and substance reasonably acceptable to Buyer, as may be necessary to effect the assignment and transfer of the Acquired Assets to Buyer;

                  (d) an affidavit of Seller, in a form reasonably satisfactory to Buyer, stating under penalties of perjury the Seller's U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code; and

                  (e) the certificates and other documents to be delivered pursuant to Section 6.2 hereof.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller that except as disclosed in the Disclosure Statement:

                  3.1. Organization. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

                  3.2. Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement has been duly and validly authorized, and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement.

                  3.3. Noncontravention. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not (i) violate any provision of the Articles of Incorporation, By-laws or other organizational documents of Buyer,
(ii) subject to obtaining the consents, approvals, authorizations and waivers required to be obtained or the notices or filings required to be given as set forth in Section 3.5 hereof, conflict with, or result in a breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or lapse of time or both) of any right or obligation of Buyer under any agreement, contract, license, permit, commitment or arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject or result in the creation of any Encumbrance upon any of said assets or (iii) subject to obtaining the governmental consents, approvals, authorizations and waivers required to be obtained or the notices or filings required to be given as set forth in Section
3.5 hereof, violate or result in a breach of or constitute a default under any judgment, order, injunction, decree, law, rule, regulation or other restriction of any court or governmental authority to which Buyer is subject, other than in the case of clauses (ii) and (iii) any conflict, breach, default, termination, cancellation, acceleration, loss, violation or Encumbrance which, individually or in the aggregate, would not materially impair or delay Buyer's ability to perform its obligations hereunder.

                  3.4. Binding Effect. This Agreement constitutes a valid and legally binding obligation of Buyer enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  3.5. Consents and Approvals. No consent, approval, waiver or authorization is required to be obtained by Buyer from, and no notice or filing is required to be given by Buyer to or made by Buyer with, any federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Buyer of this Agreement other than those the failure of which to obtain, give or make would not, individually or in the aggregate, materially impair or delay the ability of Buyer to effect the Closing.

                  3.6. Lawsuits; Claims. There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation before any court or governmental or regulatory authority or body or arbitrator or arbitrators pending or, to the knowledge of Buyer, threatened against Buyer which would materially impair or delay the ability of Buyer to effect the Closing. Buyer is not subject to any order, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators other than those which would not materially impair or delay the ability of Buyer to effect the Closing.

                  3.7. Financial Capability. On the Closing Date, Buyer will have sufficient funds to effect the Closing.

                  3.8. Finder's Fees. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

                  3.9. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF SELLER AND PNI

                  Seller and PNI represent and warrant to Buyer that except as disclosed in the Disclosure Statement:

                  4.1. Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and has all requisite power and authority to own and operate the Acquired Assets and to carry on its business as currently conducted. Except as set forth on
Schedule 4.1, Seller is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership or operation of the Acquired Assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Seller has no subsidiaries and PNI owns all the outstanding capital stock of Seller.

                  4.2. Authorization. Seller and PNI have full power and authority to execute and deliver this Agreement, and to perform their obligations hereunder. Except for the consent of the Class B Senior Redeemable Preferred Stockholders set forth on Schedule 4.5 hereto, the execution, delivery and performance by Seller and PNI of this Agreement have been duly and validly authorized by all necessary corporate or stockholder action, and no additional corporate or stockholder authorization or consent is required in connection with the execution, delivery and performance by Seller or PNI of this Agreement and the other transactions contemplated hereby.

                  4.3. Noncontravention. The execution, delivery and performance by Seller and PNI of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not (i) violate the Articles of Incorporation or By-laws of Seller or PNI, (ii) subject to obtaining the approvals, authorizations and waivers required to be obtained or the notices or filings required to be given as set forth in Section 4.5 hereof, conflict with, or result in a breach of, or constitute a default under, or result in the termination, cancellation, acceleration, redemption or repurchase (whether after the filing of notice or lapse of time or both) of any right or obligation of Seller, PNI or their Affiliates under any Contract or result in the creation of any Encumbrance upon, any of the Acquired Assets or (iii) subject to obtaining the governmental consents, approvals, authorizations and waivers required to be obtained or the notices or filings required to be given as set forth in Section
4.5 hereof, violate or result in a breach of or constitute a default under any judgment, order, injunction, decree, law, rule, regulation or other restriction of any court or governmental authority to which Seller, PNI, the Business or any of the Acquired Assets are subject, other than in the case of clauses (ii) and
(iii) any conflict, breach, default, termination, cancellation, acceleration, loss, violation or Encumbrance which, individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay Seller's or PNI's ability to perform its obligations hereunder.

                  4.4. Binding Effect. This Agreement constitutes a valid and legally binding obligation of Seller and PNI enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  4.5. Consents and Approvals. Except as set forth on Schedule 4.5, no consent, approval, waiver or authorization is required to be obtained by Seller or PNI from, and no notice or filing is required to be given by Seller or PNI to or made by Seller or PNI with, any federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Seller and PNI of this Agreement other than those the failure of which to obtain, give or make would not, individually or in the aggregate, have a Material Adverse Effect or materially impair or delay the ability of Seller or PNI to effect the Closing. Schedule 4.5 sets forth a list of all Contracts comprising a portion of the Acquired Assets for which consent to assignment to Buyer must be obtained from the other party thereto.

                  4.6. Intellectual Property. To the best Knowledge of Seller, Seller owns or has the right to use all of the Intellectual Property included in the Acquired Assets. The Intellectual Property included in the Acquired Assets constitutes all of the Intellectual Property necessary to conduct the Business as currently conducted. Schedule 1.1(c) contains a worldwide list of all patents, trade names, trademarks and service marks, and applications for the foregoing owned or possessed by the Seller and true and complete copies of all such materials have been made available to Buyer. All issued patents and registered trademarks and service marks owned by Seller are recorded on the public record solely in the name of Seller.

                  4.7. Title to and Condition of Tangible Property. Except as set forth on Schedule 4.7, Seller has good title to, or a valid and binding leasehold interest in, the tangible property (including real property) included in the Acquired Assets, free and clear of all Encumbrances, except liens for Taxes, assessments and other governmental charges (a) not yet due and payable or
(b) being contested in good faith by appropriate proceedings and for which adequate reserves have been established. Upon the consummation of the transactions contemplated hereby, assuming Buyer is a bona fide purchaser for value with no knowledge of an adverse claim, Buyer will acquire good title to the tangible property included in the Acquired Assets, free and clear of all Encumbrances, except for the exceptions in the immediately preceding sentence of this Section 4.7. The tangible property included in the Acquired Assets is in all material respects in good working condition, ordinary wear and tear excepted.

                  4.8. Contracts.

                  (a) Schedule 4.8(a) sets forth a list, as of the date hereof, of each Contract that is material to Seller. Each such Contract is a valid and binding agreement of Seller and is in full force and effect.

                  (b) To the Knowledge of Seller, there has been no material breach or default under any Contract listed on Schedule 4.8(a) except for defaults that have been cured or waived. No event has occurred with respect to Seller which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, cancellation, foreclosure, imposition of a lien or penalty, prepayment or acceleration under any such Contract.

                  (c) Neither Seller nor PNI is not a party to any contract in any of the following categories:

                  (i) any contract that materially limits or restricts where Seller may conduct its business or the type or line of business that Seller may engage in;

                  (ii) any contract containing any agreement with respect to a sale of all or substantially all of the assets of Seller; and

                  (iii) any contract that requires Seller to transfer to any Person any rights in or to any Seller Intellectual Property.

                  (d) To the knowledge of Seller and except as set forth on
Schedule 4.8(d), no Contract imposes on Seller or the Business any liability, debt or other payment obligation.

                  4.9. Lawsuits; Claims. Except as set forth on Schedule 4.9 hereto, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation before any court or governmental or regulatory authority or body or arbitrator or arbitrators involving Seller, PNI, the Business or any of the Acquired Assets pending or, to the Knowledge of Seller, threatened. None of the Acquired Assets or the Business is subject to any order, judgment, award, injunction or decree of any court or governmental or regulatory authority or body of competent jurisdiction or any arbitrator or arbitrators.

                  4.10. Compliance with Laws. The business of Seller is being conducted in compliance in all material respects with all applicable laws, rules, ordinances and regulations. Seller has all licenses, permits, certificates and other authorizations and approvals necessary in all material respects for the conduct of the Business as currently conducted under applicable laws, rules, ordinances or regulations of any governmental authority.

                  4.11. Labor Relations. Neither Seller, PNI nor any of their Affiliates are a party to or bound by any labor agreement or collective bargaining agreement respecting the Employees of Seller, nor is there pending, or to the Knowledge of Seller threatened, any strike, walkout, slowdown or other work stoppage by the Employees of Seller. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any Employee who is not currently organized. Seller is in compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours, except for those failures to comply that, individually or in the aggregate, would not have a Material Adverse Effect.

                  4.12. Employee Benefits.

                  (a) All benefit plans, contracts or arrangements covering Employees maintained or contributed to by Seller or its Affiliates (including "employee benefit plans" within the meaning of Section 3(3) of ERISA), and stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, or vacation plans, or any other employee benefit plan, program, policy or arrangement covering Employees (the "Benefit Plans"), are listed on Schedule 4.12(a) hereto. Copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, all amendments thereto and the most recent Form 5500, if required to be filed, have been provided or made available to Buyer.

                  (b) The Benefit Plans are in substantial compliance with ERISA, the Code and other applicable laws. Each Pension Plan which is intended to be qualified under Section 401(a) of the Code, including Seller's 401(k) Plan, is so qualified. There is no material pending or, to the Knowledge of Seller, threatened litigation relating to the Benefit Plans. Seller has not engaged in a transaction with respect to any Benefit Plan that could subject Seller to a material tax or penalty imposed under either Section 4975 of the Code or Section 502(i) of ERISA.

                  (c) No liability under Title IV of ERISA has been or is expected to be incurred by Seller with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Seller or any ERISA Affiliate. Seller has not incurred and does not expect to incur any withdrawal liability (including any contingent liability) or other liability under Subtitle E of Title IV of ERISA with respect to a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA, currently or formerly maintained by Seller or any ERISA Affiliate. No Benefit Plan is subject to Title IV of ERISA.

                  (d) Seller does not have any obligations for retiree health and life benefits under any Benefit Plan with respect to Employees. Each Benefit Plan and each employee benefit plan sponsored by Seller or any ERISA Affiliate that is a "group health plan" (as defined in Section 607(l) of ERISA or Section 5001(b)(1) of the Code) has been operated at all times in compliance in all material respects with the provisions of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA"), Section 4980D of the Code and Part 7 of Subtitle B of Title I of ERISA ("HIPAA") and any applicable similar state law.

                  (e) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any Employee.

                  (f) The consummation of the transactions contemplated by this Agreement will not result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code.

                  (g) There are no plans, programs, policies, arrangements or agreements maintained or contributed to by, or entered into with, Seller with respect to Employees (or former Employees) employed outside the United States not mandated by the laws of the applicable foreign jurisdiction.

                  (h) During the five year period prior to the date of this Agreement, Seller has not effectuated a "plant closing" or "mass layoff" as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN Act") affecting any sites of employment of Seller; not has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or foreign law. None of the Employees of Seller has suffered or will suffer an "employment loss" (as defined in the WARN Act) during the ninety day period prior to the date of this Agreement or the Closing Date, as the case may be.

                  4.13. Environmental.

                  (a) To the Knowledge of Seller, the Business, the Acquired Assets and all operations, facilities and properties related thereto are in compliance in all material respects with Environmental Law.

                  (b) There is no material Environmental Claim that is (i) pending or, to the Knowledge of Seller, after due inquiry, threatened against Seller or PNI in connection with the Business or the Ac-quired Assets or (ii) pending or, to the Knowledge of Seller, after due inquiry, threatened against any Person whose liability for such Environmental Claim has been retained or assumed by contract or otherwise by Seller or PNI or can be imputed or attributed by law to Seller or PNI (such Person shall hereinafter be referred to as a "Predecessor in Interest"), in each case, in connection with the Business or the Acquired Assets. To the Knowledge of Seller, there is no material past or present action, activity, circumstance, condition, event or incident arising out of, based upon, resulting from or relating to the ownership, operation, lease or use of the Acquired Assets or any facility, property or asset currently or formerly owned, operated, leased or used by Seller or PNI or any of their respective Predecessors in Interest, in each case, in connection with the Business or the Acquired Assets, which is presently expected to result in a material Environmental Claim.

                  (c) To the Knowledge of Seller, each of Seller and PNI has obtained all material permits, licenses and other authorizations required under Environmental Law with respect to the operation of the Business and the Acquired Assets ("Environmental Authorizations") and each such Environmental Authorization is in full force and effect. No Environmental Authorization scheduled to expire within three years of the effective date of this Agreement will not be renewed or will require material expenditures in connection with such renewal, and no Environmental Law (including, without limitation, any Environmental Law which has been formally proposed for public comment) could reasonably be expected to interfere in any material way with current or projected operations of the Business or the Acquired Assets.

                  (d) To the Knowledge of Seller, none of the Acquired Assets nor any facility or property currently or formerly owned, operated or leased by Seller or PNI in connection with the Business is the site of a Release or threatened Release of Hazardous Material which could reasonably be expected to require Remedial Action.

                  (e) To the Knowledge of Seller, no underground or aboveground storage tank currently or formerly used for the containment of Hazardous Material, or related piping, is located on, at or under any of the Acquired Assets nor, to the Knowledge of Seller, after due inquiry, has any such tank or piping been removed or decommissioned from or at any of the Acquired Assets.

                  (f) To the Knowledge of Seller, there is no friable asbestos or asbestos containing material or polychlorinated biphenyls in, on, at or under any of the Acquired Assets.

                  (g) To the Knowledge of Seller, no lien has been recorded under any Environmental Law with respect to any of the Acquired Assets or any property, facility or asset currently or formerly owned, leased or operated by Seller or PNI in connection with the Business.

                  (h) All material environmental or health or safety investigations, studies, audits and assessments conducted of which Seller has Knowledge and custody or control in relation to the Business or the Acquired Assets or other assets currently or formerly owned, operated, leased or used by Seller or PNI in connection with the Business or the Acquired Assets have been delivered to Buyer.

                  (i) To the Knowledge of Seller, the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby and the exercise by Buyer of rights to own and operate the Business and the Acquired Assets substantially as presently conducted (i) will not affect the validity or require the transfer of any Environmental Authorization held by Seller or PNI with respect to the Business or the Acquired Assets and (ii) will not require any notification, disclosure, registration, reporting, filing or investigatory, remedial, removal or other response action under any Environmental Law.

                  4.14. Financial Statements. Seller has delivered to Buyer (a) draft audited financial statements (balance sheet, statement of income and statement of cash flows and, in each case, notes thereto) of Seller as of December 31, 1998 and for the fiscal year then ended attached hereto as Annex A, together with a report thereon by Seller's independent certified public accountants (the "Draft Audited Financial Statements") and any letters issued by such accountants to Seller or its management in connection with such audit and
(b) unaudited financial statements (balance sheet, statement of income and statement of cash flows and, in each case, notes thereto) of Seller as of each of January 31, 1999 and February 28, 1999 and for the periods then ended (the "Monthly Financial Statements" and, together with the Draft Audited Financial Statements, the "Financial Statements"). The Financial Statements (i) fairly present in all material respects the financial condition of Seller as of the dates thereof or periods then ended, as the case may be, and (ii) have been prepared in accordance with GAAP consistently applied and in accordance with Seller's past accounting policies throughout the period indicated. The Purchase Balance Sheet fairly presents in all material respects the financial condition of Seller as of December 31, 1998, adjusted to eliminate (i) inter-company accounts, (ii) all Third-Party Indebtedness and (iii) any tax allocations as specified therein.

                  4.15. Assets. The Acquired Assets constitute all the assets, properties and rights of Seller necessary to conduct the Business as currently conducted and, immediately after the Closing, necessary for Buyer to continue to operate and conduct the Business in all material respects as currently conducted. Seller is not engaged in or conducting any business or operations other than the Business.

                  4.16. Governmental Permits. The Acquired Assets include all Governmental Permits of federal, state or local governmental or regulatory bodies that are required to operate the Business and Seller is in compliance with the terms and conditions of the Governmental Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect. Seller has obtained, and the Acquired Assets include, all Governmental Permits necessary to operate the Business, except where the failure to obtain such would not have a Material Adverse Effect. Seller has filed such timely and complete renewal applications as may be required with respect to its Governmental Permits. To the Knowledge of Seller, no suspension, revocation, cancellation or withdrawal of any of the Governmental Permits is threatened and no cause exists for such suspension, revocation, cancellation or withdrawal.

                  4.17. Absence of Changes. Since December 31, 1998, Seller and PNI have conducted and operated the Business only in the ordinary course and neither the Business nor the Acquired Assets has suffered any Material Adverse Effect and neither the Business nor the Seller has, directly or indirectly:

                  (a) purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any capital stock of the Seller or any other entity, or declared, set aside or paid any dividends or distributions (whether in cash, capital stock or property or any combination thereof) in respect of its capital stock;

                  (b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver, any of the capital stock of the Seller or any securities convertible into or exchangeable or exercisable for the capital stock of the Seller;

                  (c) (i) except in the ordinary course of business and consistent with past practice, created or incurred any indebtedness for borrowed money, (ii) assumed or guaranteed the obligations of any other Person, (iii) made any loans or advances to any other Person or (iv) except as set forth on Schedule 5.2, entered into any commitment or transaction providing for the payment or receipt of cash, goods, services or other property having a value in excess of $25,000 in any 12-month period;

                  (d) instituted any change in accounting methods, principles or practices except as required by law or to comply with any GAAP requirement;

                  (e) revalued any of the assets of the Business, including, without limitation, writing off notes or, except in the ordinary course of business consistent with past practice, writing down the value of inventory in connection with product returns or accounts receivables;

                  (f) suffered any damage, destruction or loss to real or personal property, whether or not covered by insurance, or suffered any other change, that in either case has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

                  (g) maintained its Working Capital other than in the ordinary course of business and consistent with past practice;

                  (h) (i) increased in any manner the compensation of any of the Employees of the Seller, except in the ordinary course of business and consistent with past practice; (ii) paid or agreed to pay any pension, retirement allowance or other employee benefit, or entered into any contract, agreement or understanding with any past or present Employees relating to any such pension, retirement allowance or other employee benefit, except, in each case, as required under agreements, plans or arrangements existing as of the date hereof which are set forth on
         Schedule 4.12(a); (iii) granted any severance or termination pay to, or entered into any employment, consulting or severance agreement with, any person; (iv) entered into any material Contract with any past or present Employees; (v) except in the ordinary course of business and consistent with past practice or as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement that was not in existence prior to the date hereof and set forth on Schedule 4.12(a), including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, contract, agreement or understanding or for the benefit of any person, or amended any such plans, contracts, agreements or understandings in existence at or prior to the date hereof and set forth on Schedule 4.12(a); or (vi) except as otherwise contemplated by any of the Contracts listed on Schedule 4.8(a), and except for sales of inventory in the ordinary course of business consistent with past practice, sold, transferred, leased, licensed, pledged, mortgaged, or otherwise disposed of, or encumbered, or agreed to sell, transfer, lease, license, pledge, mortgage or otherwise dispose of or encumber, any material properties, real or personal, tangible or intangible, or mixed; or

                  (i) agreed to do any of the things described in the preceding clauses (a) through (h) other than as expressly contemplated or provided for in this Agreement.

                  4.18. Finder's Fees. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

                  4.19. Absence of Undisclosed Liabilities. Except as disclosed on Schedule 4.8(d), to the Knowledge of Seller, after due inquiry, except as reflected in the Draft Audited Financial Statements (including any notes thereto), Seller has no liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments except for liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect.

                  4.20. Insurance. Schedule 4.20 lists all insurance policies in force on the date hereof covering the Business and the Acquired Assets and all pending claims against such policies. All such policies are in effect and true and complete copies of all such policies have been made available to Buyer. Seller has not received notice of the cancellation of any of such insurance in effect on the date of this Agreement.

                  4.21. Year 2000 Compliance. To the Knowledge of Seller, all computer applications (including, to the Knowledge of Seller, those of its suppliers and vendors) that are material to the conduct of the Business are able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 Compliant"), except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

                  4.22. Solvency. Immediately prior to and after the consummation of the transactions contemplated hereby, (a) the fair value of the assets of each of Seller and PNI will exceed its respective debts and liabilities, subordinated, contingent or otherwise, (b) the present fair salable value of the property of each of Seller and PNI will be greater than the amount that will be required to pay the probable liability of its respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each of Seller and PNI will be able to pay its respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (d) each of Seller and PNI will be sufficiently capitalized to conduct the business it intends to conduct and (e) neither Seller nor PNI will be subject to any pending claim, action or proceeding for liability which it will have insufficient assets to satisfy. Each of Seller and PNI is entering into this agreement in good faith, on an arms-length basis and without any intent to hinder, delay or defraud creditors.

                  4.23. Affiliate Transactions. Schedule 4.23 sets forth a summary of all purchases or sales of goods or services from or to Seller or the Business by any Affiliates of the Seller from December 31, 1998 to the Closing Date. Except as set forth on Schedule 4.23, no Affiliate purchases or provides products or services from or to the Seller or the Business.

                  4.24. Information Provided to Valuation Experts. Seller and PNI have fully cooperated with the experts rendering the valuation opinion referenced in Section 6.1(d) and have disclosed all information necessary to enable such experts to render such valuation opinion.

                  4.25. Bulk Sales. The transactions contemplated by this Agreement do not constitute a bulk sale or bulk transfer to which any bulk sale or bulk transfer law is applicable.

                  4.26. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and the Certificates delivered pursuant to Section 6.2, neither Seller, PNI nor any other Person makes any other express or implied representation or warranty on behalf of Seller.


                                    ARTICLE V

                                    COVENANTS

                  5.1. Access.

                  (a) Prior to the Closing, PNI and Seller shall permit Buyer and its representatives (including counsel, environmental and other consultants, accountants, auditors and agents) to have access, during regular business hours and upon reasonable advance notice, to Seller's business (including facilities, personnel and operations and books and records), subject to PNI's and Seller's reasonable rules and regulations, and shall furnish, or cause to be furnished, to Buyer any financial and operating data and other information of Seller as Buyer shall from time to time reasonably request. All information provided pursuant to this Section 5.1 shall remain confidential.

                  (b) Following the Closing, Buyer shall provide Seller and PNI and their representatives, during normal business hours and upon reasonable written notice, reasonable access to the Books and Records and other underlying data and documentation relating to the Business as of the Closing and make personnel of Buyer available to Seller and PNI in Seller's review thereof to the extent such access is reasonably related to any Excluded Liabilities. With respect to any such access, all information regarding Buyer, its Affiliates and the Business shall be treated as confidential and shall not be disclosed to any Person without the prior written consent of Buyer.

                  5.2. Conduct of the Business. During the period from the date hereof to the Closing, except as otherwise expressly contemplated by this Agreement or as Buyer shall otherwise consent to in writing (which consent shall not be unreasonably withheld), Seller and PNI covenant and agree that Seller shall conduct the Business, and neither Seller nor PNI shall take any action except, in the ordinary and usual course consistent in all material respects with past practice, and Seller and PNI shall use their reasonable best efforts to preserve intact its business and relationships with third parties. Seller and PNI shall use their reasonable best efforts to maintain the proprietary nature of all of the Seller Intellectual Property and to maintain Seller's tangible property in substantially the same working condition and repair as of the date hereof, except for ordinary wear and tear and to preserve the current contracts, arrangements, understandings and relationships of Seller and the Business with customers, distributors, suppliers, licensors, licensees, contractors and other Persons with which Seller has business relationships. By way of amplification and not limitation, during the period from the date hereof to the Closing, except as otherwise expressly contemplated by this Agreement, as set forth on
Schedule 5.2 or as Buyer shall otherwise consent to in writing (which consent shall not be unreasonably withheld), Seller and PNI covenant and agree that they shall not do or propose to do any of the following:

                  (a) make any dividend or distribution in respect of Seller's capital stock or repurchase, redeem or otherwise acquire any of Seller's capital stock;

                  (b) sell, lease, transfer or dispose of any of its assets other than in the ordinary and usual course of business consistent in all material respects with past practice;

                  (c) enter into, terminate, or materially extend or modify any Contract except in the ordinary course of business consistent in all material respects with past practice;

                  (d) intentionally do any other act which would cause any representation or warranty of Seller or PNI in this Agreement to be or become untrue in any material respect;

                  (e) amend Seller's Articles of Incorporation or By-laws in a manner that would adversely affect Buyer or the transactions contemplated hereby;

                  (f) purchase, otherwise acquire, or agree to purchase or otherwise acquire, any capital stock of Seller, or any other entity, or declare, set aside or pay any dividends or distributions (whether in cash, capital stock or property or any combination thereof) in respect of Seller's capital stock;

                  (g) authorize for issuance, issue, sell, deliver, grant or issue any options, warrants, calls, subscriptions or other rights for, or otherwise agree or commit to issue, sell or deliver, any of Seller's capital stock or any securities convertible into or exchangeable or exercisable for its capital stock;

                  (h) Seller shall not, (i) except in the ordinary and usual course of business and consistent with past practice, create or incur indebtedness for borrowed money; (ii) assume or guarantee the obligations of any other person or make any loans, advances or capital contributions to or investments in any other individual, firm or corporation; or (iii) enter into any commitment, contract or transaction providing for the payment or receipt of cash, goods, services or other property having a value in excess of $25,000 in any 12-month period or any amendment or modification of any such commitment, contract or transaction or any release or relinquishment of any rights under any such commitment, contract or transaction;

                  (i) (i) increase in any manner the compensation of any of Seller's directors or employees, except in the ordinary course of business and consistent with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit, or enter into any Contract with any of Seller's past or present Employees relating to any such pension, retirement allowance or other employee benefit, except as required under agreements, plans or arrangements existing as of the date hereof and set forth on Schedule 4.12(a); (iii) grant any severance or termination pay to, or enter into any employment, consulting (except in the ordinary course of business and consistent with past practice), or severance agreement with, any Person; (iv) enter into any material Contract with any of Seller's past or present Employees; and (v) except in the ordinary course of business and consistent with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit, or enter into any Contract with any of Seller's past or present Employees relating to any such pension, retirement allowance or other employee benefit, except as required under agreements, plans or arrangements existing as of the date hereof and set forth on Schedule 4.12(a); (iii) grant any severance or termination pay to, or enter into any employment, consulting (except in the ordinary course of business and consistent with past practice), or severance agreement with, any Person; (iv) enter into any material Contract with any of Seller's past or present Employees; and (v) except in the ordinary course of business and consistent with past practice, or as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement for the benefit of Seller's Employees that was not in existence on or prior to the date hereof and set forth on Schedule 4.12(a), including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, contract, agreement or understanding, or amend any such plans or Contracts in existence on or prior to the date hereof and set forth on
         Schedule 4.12(a);

                  (j) Seller shall not, except for sales of inventory in the ordinary and usual course of business consistent in all material respects with past practice, sell, transfer, lease, license, pledge, mortgage or otherwise dispose of, or encumber, or agree to sell, transfer, lease, license, pledge, mortgage or otherwise dispose of or encumber, any material properties, real or personal, tangible or intangible, or mixed;

                  (k) except in the ordinary and usual course of business consistent in all material respects with past practice, grant or acquire any material licenses to Seller Intellectual Property;

                  (l) Seller shall not enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary and usual course of business and consistent with past practice;

                  (m) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any disposition of a material amount of assets or securities or any material change in the capitalization of Seller;

                  (n) authorize or commit to make capital expenditures on the part of Seller in excess of those identified on Schedule 5.2;

                  (o) permit any insurance policy naming Seller as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to Buyer;

                  (p) maintain Seller's books and records in a manner not in the ordinary course of business and consistent with past practice;

                  (q) enter into any hedging, option, derivative or other similar transaction;

                  (r) institute any change in Seller's accounting methods, principles or practices or revalue any of its assets, including without limitation, writing off notes or, except in the ordinary course of business consistent with past practice, writing down the value of inventory in connection with product returns or accounts receivable;

                  (s) fail to file any material Tax Return or fail to pay any material Tax in a timely manner, settle or compromise any material federal, state, local or foreign Tax liability for an amount materially in excess of the amount reserved on Seller's books of account with respect to such Tax liability, make any new material Tax election, revoke or modify any existing Tax election, or request or consent to a change in any method of Tax accounting; if such failure, settlement, compromise, revocation, modification, request or consent, as applicable, reasonably could be expected materially to affect the liabilities and obligations of Buyer or its Affiliates for Taxes imposed with respect to the Business, the Acquired Assets or the income derived therefrom for any taxable period, or portion thereof, beginning on the Closing Date;

                  (t) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than the collection in the ordinary course of business;

                  (u) maintain its Working Capital other than in the ordinary course of business and consistent with past practice;

                  (v) amend, modify, terminate, waive or permit to lapse any right of first refusal, preferential right, right of first offer or any other material right of Seller; or

                  (w) agree to do any of the foregoing.

                  5.3. Commercially Reasonable Efforts. Seller, PNI and Buyer will cooperate and use their respective commercially reasonable best efforts to fulfill or cause to be fulfilled the conditions precedent to the other party's obligations hereunder and to do or cause to be done all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, to secure as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby.

                  5.4.  Tax Matters.

                  (a) Proration of Taxes. Whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins on or before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined as if the taxable year or period ended on the Closing Date.

                  (b) Transfer Taxes. All U.S. excise, sales, use, transfer, documentary, filing, recordation and other similar taxes and fees which may be imposed or assessed as a result of the purchase and sale of the Acquired Assets pursuant to this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties ("Transfer Taxes"), shall be paid solely by Seller. Buyer and Seller shall cooperate in the timely preparation and filing of any tax returns that must be filed in connection with any Transfer Taxes.

                  (c) Tax Treatment. Seller, PNI and Buyer agree to treat, for all Tax purposes, the transfer of the Acquired Assets by Seller to Buyer hereunder as a sale of such assets, and the Consideration (as defined below) as the amount paid by Buyer in consideration of the transfer of ownership of such assets. All amounts paid by Seller or PNI, as the case may be, to Buyer or by Buyer to Seller or

PNI, as the case may be, under Section 2.3 or this Article V or Article VIII shall be treated as adjustments to the Purchase Price and the Consideration for all Tax purposes; it being understood that some portion thereof may be treated as interest under Section 483 of the Code or other applicable Tax laws.

                  (d) Determination and Allocation of Consideration. Seller, PNI and Buyer agree to determine the amount and value of the total consideration transferred by Buyer to Seller pursuant to this Agreement which constitutes purchase consideration for the Acquired Assets (the "Consideration") and to allocate such Consideration among the assets and liabilities transferred in accordance with their fair market values and in a manner consistent with Section
2.3. Prior to the Closing, Seller or PNI shall provide Buyer with one or more schedules allocating the Consideration. If Buyer disagrees with any items reflected on the schedules so provided, Buyer shall have the right to notify Seller and PNI prior to the Closing of such disagreement and its reasons for so disagreeing, in which case Seller, PNI and Buyer shall attempt in good faith to resolve the disagreement prior to the Closing, provided, however, that Seller agrees to accept and be bound by the reasonable determination of Buyer. Seller, PNI and Buyer agree to prepare and file an IRS Form 8594 in a timely fashion in accordance with the rules under Section 1060 of the Code and in a manner consistent with the allocation made under this Section 5.4(d). To the extent that the Consideration is adjusted after the Closing Date, the parties agree to revise and amend the schedule and IRS Form 8594 in the same manner and according to the same procedure. The determination and allocation of the Consideration derived pursuant to this subsection shall be binding on Seller, PNI and Buyer for all Tax reporting purposes.

                  (e) Assistance and Cooperation. After the Closing Date, each of Seller, PNI and Buyer shall:

                  (i) make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes including without limitation copies of any Tax Returns of Seller that are Excluded Assets;

                 (ii) provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to Taxes for which the other may have a liability under this Agreement;

                (iii) furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any audit or information request with respect to any Taxes referred to in subsection (ii) above; and

                 (iv) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Taxes.

                  (f) Until the sixth anniversary of the Closing Date, Buyer agrees to retain all tax returns, supporting schedules and work papers and any other materials in Tax files designated by Seller and PNI on the Closing Date; and at any time thereafter, Buyer agrees that it will offer to return any such materials to Seller or PNI prior to disposing of such materials.

                  5.5.  No Shop.

                  (a) From the date hereof until the Closing or the earlier termination of this Agreement, neither Seller nor PNI shall directly or indirectly, through any director, officer, representative, agent or otherwise, in any manner solicit, initiate, facilitate or encourage from any Person any inquiries or proposals relating to the sale of the Business or with respect to any merger, consolidation or other business combination to which Seller or PNI is a party or direct or indirect acquisition of any kind of any material portion of the assets or capital stock of Seller (a "Third Party Acquisition") or initiate or continue any discussions, negotiations or communications with any Person with respect thereto or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. From the date hereof until the Closing or earlier termination of this Agreement, neither Seller nor PNI will furnish any Person any non-public information concerning Seller, the Business or the Acquired Assets for the purpose or with the intent of permitting such Person to evaluate a possible Third Party Acquisition.

                  (b) Seller and PNI shall promptly notify Buyer of receipt of any proposal relating to a Third Party Acquisition or any request for information relating to Seller in connection with a Third Party Acquisition or for access to the properties, books or records of Seller by any Person that informs Seller or PNI that it is considering making, or has made, a proposal relating to a Third Party Acquisition. Such notice to Buyer shall be made orally and in writing.

                  5.6. Further Assurances. At any time after the Closing Date, each of Seller, PNI and Buyer shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the other party hereto in order for such party to satisfy its obligations hereunder or for the other party hereto to obtain the benefits contemplated hereby.

                  5.7. Waiver of Bulk Transfer Requirements. Buyer, Seller and PNI waive compliance with the requirements of Article 6 of the Uniform Commercial Code (Bulk Transfers) as in effect in any jurisdiction and all other applicable bulk sales laws.
                  5.8. Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, Seller, PNI and Buyer will consult with each other as to its form and substance and neither Seller, PNI nor Buyer nor any of their respective Affiliates shall issue any press release or make any public statement with respect to the transactions contemplated hereby prior to obtaining the written consent of the other party to this Agreement (which consent will not be unreasonably withheld or delayed), except as may be required by law or compulsory legal process.

                  5.9. Notification of Certain Matters. From and after the date of this Agreement until the Closing, each party hereto shall promptly notify the other party hereto of (i) the occurrence, or non-occurrence, of any event which would be reasonably likely to cause any condition to the obligations of any party to effect the Closing not to be satisfied or (ii) the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be reasonably likely to result in any condition to the obligations of any party to effect the Closing not to be satisfied. Seller and PNI shall give prompt notice to Buyer of any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by Seller, PNI or any of its Affiliates subsequent to the date of this Agreement and prior to the Closing, under any Contract involving amounts in excess of $25,000 in any 12-month period and shall keep Buyer informed of all non-routine actions Seller, PNI or any of their Affiliates intends to take in connection with any Environmental Law applicable to the Business or the Acquired Assets and all such actions shall be on terms and conditions reasonably satisfactory to Buyer. Each of Seller, PNI and Buyer shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Closing or other transactions contemplated hereby. The delivery of any notice pursuant to this
Section 5.9 shall not be deemed to be an amendment of this Agreement and shall not cure any breach of any representation or warranty set forth in this Agreement. No delivery of any notice pursuant to this Section 5.9 shall limit or affect the remedies available hereunder to the party receiving such notice.

                  5.10. Compliance with Laws. Seller and PNI will promptly provide Buyer with copies of any document that it receives from a governmental entity, or prepared by Seller or PNI from the date of this Agreement until the Closing Date which bears on the regulatory status of Seller, the Business or any product or service of Seller, including, but not limited to, any deficiency letter, warning letter, non-approval letter/order and withdrawal letter/order, except for documents reflecting such matters which, individually and in the aggregate, would not have a Material Adverse Effect.

                  5.11.  Certain Covenants of PNI.

                  (a) PNI will cooperate and use its commercially reasonable best efforts to cause to be fulfilled the conditions precedent to Buyer's obligations under this Agreement and to do or cause to be done all other things necessary, proper or appropriate under applicable law and regulations to consummate and make effective the transactions contemplated by this Agreement and to enable Seller to perform its obligations under this Agreement, including to secure as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated by this Agreement.

                  (b) PNI shall not, and shall cause its subsidiaries not to, take any action that would, directly or indirectly, cause Seller, or if such action were taken directly by Seller, cause Seller, to be in breach or violation of any of its representations, warranties or covenants hereunder or impair, hinder or materially delay Seller's ability to perform its obligations under this Agreement.

                  (c) At any time after the Closing Date, PNI shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer in order for Seller to satisfy its obligations under this Agreement or for Buyer to obtain the benefits contemplated by this Agreement.

                  (d) PNI agrees, for the benefit of Buyer, to pay to Seller an amount equal to the value of the services rendered by Buyer under the Maintenance Services Agreement, as long as such agreement is in effect, to the extent necessary to enable Seller to pay all of its debts, discharge all of its liabilities, remain solvent and be adequately capitalized to conduct any business in which it engages.

                  5.12. Non-Competition; Use of Name. From the Closing Date and to the end of the fifth year following the Closing Date, each of Seller and PNI and their Affiliates will not, directly or indirectly, unless acting in accordance with the written consent of Buyer, engage in, own, manage, operate, finance or participate in the ownership, management, operation or financing of or permit its name to be used by or in connection with any business or enterprise engaged in the production or provision of goods or services similar to those produced or provided by Seller on the Closing Date. On the Closing Date, Seller and PNI shall change the name of Preferred Technical Services, Inc. to a name which does not use the phrase "Preferred Technical Services" or the acronym "PTS" and is not confusingly similar to "Preferred Technical Services" or "PTS" and shall not, and shall cause their Affiliates not to, use in any supplies, correspondence, directory, sales literature or other written material or any inventory the phrase "Preferred Technical Services" or the acronym "PTS" or any variant of either alone or in combination with other words. Without limiting the generality of the foregoing, from and after the Closing Date, Seller shall not in any way use any of the Seller Intellectual Property. In the event of a termination of the Maintenance Services Agreement, PNI and its Affiliates will be allowed to maintain PNI's paging systems. Further, the parties acknowledge and agree that this section shall not limit or otherwise restrict the ability of PNI and its Affiliates to market, sell, or otherwise distribute that certain patent pending technology otherwise known as the "Intelligent High-Speed Switching Matrix," filed by PNI with the United States Patent and Trademark Office ("PTO"), Application No. 08/917,457, filed on August 26, 1997, to be marketed under the trademark applications for "Platform1" and "i terminal," and the patent pending technology for the "Transmission System Analyzer," filed with the PTO on October 24, 1997, Application No. 08/957,381, including but not limited to any inventions, discoveries, improvements, ideas, processes, formulas, devices, products, and designs related thereto.

                  5.13. Use of Proceeds. Seller shall promptly and timely pay all debts relating to the Business or the Acquired Assets not expressly assumed by Buyer hereunder.

                  5.14. Employee Benefit and Payroll Transition. During the period from the date hereof to the Closing, Seller and PNI will use their reasonable best efforts to assist Buyer in establishing its own Benefit Plans. Buyer and Seller shall cooperate in all reasonable respects with each other with respect to administrative issues arising out of this Agreement which relate to employee benefits of Buyer or Seller. From the date hereof to and after the Closing, Seller and PNI will use their reasonable best efforts to assist Buyer, and coordinate with Buyer, in establishing its payroll.


                                   ARTICLE VI

                              CONDITIONS TO CLOSING

                  6.1. Conditions to the Obligations of Both Parties. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

                  (a) No Injunctions. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment, decree, injunction or other order which is in effect on the Closing Date and prohibits the consummation of the Closing.

                  (b) Consents and Approvals. All the consents set forth on
         Schedule 6.1(b) shall have been obtained.

                  (c) Maintenance Services Agreement. Buyer and PNI shall have executed the Maintenance Services Agreement.

                  (d) Valuation Opinion. Seller shall have received a valuation opinion from a financial advisor providing for an estimate of the range of fair market value of the Acquired Assets and such opinion shall be in effect as of the Closing and the highest estimate of such range shall be no greater than the total consideration paid or provided to Seller hereunder.

                  (e) Sublease. Buyer and PNI shall have entered into the Sublease.

                  6.2. Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Seller and PNI contained herein that are qualified with reference to a Material Adverse Effect or materiality shall be true and correct in all respects and the representations and warranties of Seller and PNI contained herein that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and at the Closing as though such representations and warranties were made at such time and on such date (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date), and Buyer shall have received a certificate to such effect dated the Closing Date and executed by duly authorized officers of Seller and PNI.

                  (b) Covenants. The covenants and agreements of Seller and PNI to be performed or complied with by it on or prior to the Closing shall have been duly performed or complied with, except for those failures to perform or comply that have not and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and Buyer shall have received a certificate to such effect dated the Closing Date and executed by duly authorized officers of Seller and PNI.

                  (c) Lien Searches. Buyer shall have received copies of UCC, tax lien, judgment and pending lawsuit searches as of a recent date naming Seller as debtor conducted at the secretary of state of the state in which Seller is incorporated and at the secretary of state and each county jurisdiction where Seller has its chief executive office or otherwise maintains an office or stores any tangible Acquired Assets.

                  (d) NationsBank Consent and Release. Seller and PNI shall have obtained the consent and release of NationsBank substantially in the form of Exhibit C hereto, together with UCC-3 termination statements and other collateral release documents reasonably necessary to terminate any liens on the Acquired Assets in favor of NationsBank securing the obligations under the NationsBank Facility.

                  (e) Consents. Seller shall have obtained and delivered to Buyer copies of all consents (including, without limitation, all consents required under any Contract) listed on Schedule 4.5 hereto.

                  (f) Transition Services Agreement. Buyer, Seller and PNI shall have executed the Transition Services Agreement.

                  (g) Randall L. Johnson Employment Agreement. Buyer and Randall
         L. Johnson shall have executed an employment agreement in form and substance reasonably satisfactory to Buyer.

                  (h) William N. Friedrichs Employment Agreement. Buyer and William N. Friedrichs shall have executed an employment agreement in form and substance reasonably satisfactory to Buyer.

                  (i) March 31, 1999 Financial Statements. Seller shall have delivered to Buyer unaudited financial statements (balance sheet, statement of income and statement of cash flows and, in each case, notes thereto) of Seller as of March 31, 1999 and for the 3-month period then ended (the "March 31, 1999 Financial Statements") and Buyer shall be satisfied in all material respects with the form, content and substance of the March 31, 1999 Financial Statements. The March 31, 1999 Financial Statements shall (i) fairly present in all material respects the financial condition of Seller as of the date thereof or period then ended, as the case may be, and (ii) be prepared in accordance with GAAP consistently applied and in accordance with Seller's past accounting policies throughout the period indicated.

                  (j) Other Monthly Financial Statements. If the Closing Date shall be any date that is later than 10 days after the final day of any month subsequent to March 1999, Seller shall have delivered to Buyer unaudited financial statements (balance sheet, statement of income and statement of cash flows and, in each case, notes thereto) of Seller as of the final day of the month prior thereto and for the period then ended ("Other Monthly Financial Statements"). The Other Monthly Financial Statements shall (i) fairly present in all material respects the financial condition of Seller as of the date thereof or period then ended, as the case may be, and (ii) be prepared in accordance with GAAP consistently applied and in accordance with Seller's past accounting policies throughout the period indicated.

                  (k) Capital Expenditures. Seller shall have delivered to Buyer a schedule (the "Capital Expenditures Schedule") setting forth in reasonable detail the actual capital expenditures made from December 31, 1998 through the final day of the month immediately prior to the Closing, with sufficient supporting documentation (including copies of invoices, receipts and other supporting documentation) to enable Buyer to agree the Capital Expenditures Schedule to the accounting records of Seller.

                  (l) Background Check. Buyer shall have been satisfied in all material respects with its background check on Randall L. Johnson.

                  (m) Benefit Plans. Buyer shall have established its Benefit Plans to its reasonable satisfaction.

                  (n) Encumbrances. The Encumbrances set forth on Schedule 4.7 shall have been terminated, canceled, removed or otherwise released.

                  (o) Audit. Seller and PNI shall have received from their auditors (Ernst & Young LLP), and provided to Buyer, a final audit opinion for the year ended December 31, 1998 which shall not contain
         (i) any material qualifications or (ii) any material adjustments from the Draft

         Audited Financial Statements and Buyer shall be reasonably satisfied with such audit opinion in all material respects.

                  (p) Legal Opinion. Buyer shall have received the opinion of Seller's and PNI's counsel, dated as of the Closing Date, addressed and reasonably satisfactory to Buyer, as to the due authorization, execution and enforceability of this Agreement, the Maintenance Services Agreement, the Transition Services Agreement and the Sublease.

                  6.3. Conditions to the Obligations of Seller. The obligation of Seller and PNI to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Buyer contained herein that are qualified with reference to a Material Adverse Effect or materiality shall be true and correct in all respects and the representations and warranties of Buyer contained herein that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and at the Closing as though such representations and warranties were made at such time and on such date (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date), and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Buyer.

                  (b) Covenants. The covenants and agreements of Buyer to be performed or complied with by it on or prior to the Closing shall have been duly performed in all material respects, and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Buyer.

                  (c) Legal Opinion. Seller shall have received the opinion of Buyer's counsel, dated as of the Closing Date, addressed and reasonably satisfactory to Seller, as to the due authorization and execution of this Agreement, the Maintenance Services Agreement, the Transition Services Agreement and the Sublease.


                                   ARTICLE VII

                           EMPLOYEE AND LABOR MATTERS

                  7.1.  Employees.

                  (a) Effective as of the Closing and subject to Section 7.1(d), Buyer shall offer to employ each Employee listed on Schedule 7.1(a) who is actively at work on the Closing Date ("Active Employees"), and Buyer shall offer to employ any Employee listed on Schedule 7.1(b) who is not actively at work on the Closing Date due to leave of absence, short-term disability leave (including those individuals who are absent due to illness or injury for a period of less than five days), military leave or layoff with recall rights or reemployment rights under the Family Medical Leave Act or any other applicable law (collectively, "Inactive Employees") upon the conclusion of their leave or layoff, so long as such individual returns to active employment within the period during which the individual has a protected right of recall or reemployment under applicable law. For purposes hereof, any Employee listed on

Schedule 7.1(a) who is not actively at work on the Closing Date due to a short-term absence (including due to vacation, holiday, jury duty or bereavement leave) in accordance with applicable policies of Seller shall be deemed to be an Active Employee. For purposes of this Article VII, Active Employees who immediately following the Closing become employed by Buyer and Inactive Employees, to the extent that they become employed by Buyer, shall be referred to herein collectively as "Transferred Employees", and other Employees shall be referred to as "Non-Transferred Employees".

                  (b) To the knowledge of Seller, no Employee or group of Employees employed by Seller has any plans to terminate employment.

                  (c) Each Transferred Employee's continuous service with Seller ending immediately prior to the Closing Date shall be credited in determining eligibility for participation (but not vesting) under any Benefit Plans, programs, policies or arrangements covering such Transferred Employee sponsored by Buyer. To the extent any Transferred Employee is entitled to severance benefits under any Benefit Plans as a result of such individual no longer being an employee of Seller, Buyer shall not assume such Liability, which Liability shall remain with, and be the responsibility of Seller.

                  (d) Seller acknowledges and agrees that, except as otherwise provided in this Agreement or as Buyer in its sole discretion may decide, (i) no representations or commitments concerning the terms or conditions of employment with Buyer has or will be given to any of the Transferred Employees by Seller,
(ii) Buyer's employment of each of the Transferred Employees will be at-will (as defined and interpreted under the laws of each of the states where each Transferred Employee is employed as of the Closing Date) and (iii) the terms and conditions of the Transferred Employees' employment with Buyer are subject to change at any time in accordance with Buyer's policies.

                  7.2. COBRA. Seller shall have sole responsibility for "continuation coverage" obligations for any Employee of Seller (including any Transferred Employee) and their "qualified beneficiaries" with respect to "qualifying events" that occur on or prior to the Closing. Buyer shall be responsible for "continuation coverage" obligations for Transferred Employees and their "qualified beneficiaries" with respect to "qualifying events" that occur after the Closing. The phrases "continuation coverage," "qualified beneficiaries" and "qualifying event" shall have the meaning ascribed to them in
Section 4980B of the Code and Sections 601-608 of ERISA.

                  7.3. 401(k) Plan. Effective as of the Closing Date, Transferred Employees who are participants in the Preferred Networks, Inc. 401(k) Plan ("Seller's 401(k) Plan") shall cease to be eligible for any future contributions to Seller's 401(k) plan, shall have a fully vested and nonforfeitable interest in their account balances thereunder, and shall be entitled to a distribution of their account balances under Seller's 401(k) Plan in accordance with and to the extent permitted by Code ss. 401(k)(10) and other applicable provisions of the Code.

                  Transferred Employees who receive an eligible rollover distribution (within the meaning of Section 402(f)(2) of the Code, including a direct rollover distribution within the meaning of Section 401(a)(31) of the
Code) from Seller's 401(k) Plan shall, subject to the provisions of Section 402 of the Code, be permitted to make a rollover contribution to a defined contribution plan of the Buyer ("Buyer's Defined Contribution Plan"). To the extent that a direct rollover distribution, within the meaning of Section 401(a)(31) of the Code, is made, such rollover contribution may include promissory notes for loans made to Company Employees under the terms of Seller's 401(k) Plan, provided such rollovers are permitted by applicable provisions of the plans.

                  7.4. Obligations. Nothing in this Agreement shall be construed or interpreted to mean that Buyer is assuming or has assumed any liability relating to or arising from any of Employee's employment with or termination from Seller. Buyer is not assuming and has not assumed any of Seller's obligations or liabilities under any Benefit Plan, including liabilities with respect to accrued or future benefits under any such Benefit Plans, or any other liabilities or obligations concerning or relating to any current or former employees of Seller, except as expressly provided in this Agreement. Seller shall be liable for the payment of benefits to eligible Employees and their eligible dependents under the Benefit Plans for claims related to services performed, supplies furnished, disabilities or deaths occurring on or prior to the Closing Date, regardless of whether any such claim had actually then been filed by that date.

                  7.5. WARN Act. From and after the date hereof, Seller shall not effectuate a "plant closing" or "mass layoff" as defined in the WARN Act affecting any sites of employment of the Business, without complying fully with any and all notice obligations (and/or pay in lieu of notice) under the WARN Act or any similar obligation under applicable state, local or foreign law requiring notice (and/or pay in lieu of notice) to employees in the event of a plant closing or layoffs. Seller shall indemnify Buyer, its Affiliates and each of their officers, directors, partners, principals, employees and agents against and hold them harmless from any loss, liability, claim, damage or expense (including, reasonable legal fees and expenses) incurred in connection with any suit or claim of violation brought against any such indemnified person under the WARN Act or any similar state, local, or foreign law that relates to actions taken by Seller with regard to any site of employment or one or more facilities or operating units within any site of employment of Seller affected by the transactions contemplated by this Agreement. For purposes of the WARN Act and this Agreement, the Closing Date is and shall be the same as the "effective date" within the meaning of the WARN Act.


                                  ARTICLE VIII

                            SURVIVAL; INDEMNIFICATION

                  8.1. Survival. The representations and warranties contained in this Agreement shall survive the Closing for the period set forth in this
Section 8. 1. All representations and warranties contained in this Agreement and all claims and causes of action with respect thereto shall terminate upon expiration of 24 months after the Closing Date, except that the representations and warranties in Sections 3.2, 3.4, 4.2, 4.4, 4.7, 4.13 and 4.15 and all claims and causes of action with respect thereto shall survive until 90 days after the expiration of the applicable statute of limitations (including any extensions); it being understood that in the event notice of any claim for indemnification under Section 8.2(a) or Section 8.3(a)(i) hereof shall have been given (within the meaning of Section 10.1) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

                  8.2. Indemnification by Buyer. Buyer hereby agrees that it shall indemnify, defend and hold harmless Seller, PNI, their respective Affiliates, and, if applicable, their respective directors, officers, shareholders, partners, members, agents and employees and their heirs, successors and assigns (the "Seller Indemnitees") from, against and in respect of any damages, claims, losses, liabilities, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, and reasonable costs and expenses (including without limitation reasonable attorneys' fees) (collectively, the "Losses") imposed on, sus-tained, incurred or suffered by or asserted against any of the Seller Indemnitees, directly or indirectly relating to or arising out of (a) any breach of any representation or warranty made by Buyer contained in this Agreement for the period such representation or warranty survives, (b) the Assumed Liabilities (including, without limitation, liabilities relating to any claim by any third party, including, without limitation, tort suits for personal or bodily injury, property damage or injunctive relief) and (c) the breach of any covenant or agreement of Buyer contained in this Agreement.

                  8.3. Indemnification by Seller and PNI. Each of Seller and PNI jointly and severally hereby agrees that it shall indemnify, defend and hold harmless Buyer, its Affiliates and their respective directors, officers, shareholders, partners, members, agents and employees (other than the Transferred Employees in their capacity as Employees) (the "Buyer Indemnitees") from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Buyer Indemnitees, directly or indirectly relating to or arising out of (i) any breach of any representation or warranty made by Seller contained in this Agreement for the period such representation or warranty survives, (ii) all Excluded Liabilities, (iii) the breach of any covenant or agreement of Seller contained in this Agreement, (iv) any Environmental Loss and (v) any expenses incurred (including Buyer's reasonable charges for lost work time) for the time of any officers, directors, employees or Affiliates of Buyer devoted to appearing or preparing to appear as witnesses, assisting in preparation for hearings, trials or other pretrial matters and the fees and expenses of legal counsel, as and when incurred, or otherwise with respect to hearings, trials, pretrial matters and other proceedings in any way relating to or arising out of any Excluded Liabilities.

                  8.4.  Tax Indemnities.

                  (a) Each of Seller and PNI jointly and severally shall indemnify the Buyer Indemnitees from, against and in respect of all liabilities and obligations for Taxes imposed on Seller or any of its Affiliates, or imposed with respect to the Business, the Acquired Assets or the income derived therefrom, for any taxable period, or portion thereof, ending on or before the Closing Date, including without limitation any liability for Taxes arising from any failure to comply with bulk sale rules in connection with the transactions contemplated by this Agreement, and any Transfer Taxes for which Seller is liable pursuant to Section 5.4(b) hereof.

                  (b) Buyer shall indemnify the Seller Indemnitees from, against and in respect of any liability or obligation for Taxes imposed with respect to the Business, the Acquired Assets or the income derived therefrom for any taxable period, or portion thereof, beginning after the Closing Date.

                  (c) For purposes of this Section, the term Taxes shall include Losses directly or indirectly relating to or arising out of any liability for Taxes.

                  8.5.  Indemnification Procedures.

                  (a) The party seeking indemnification shall give the indemnifying party a written notice within 90 days of its discovery of any Losses in respect of which the right to indemnity may be claimed under this
Article VIII or otherwise under this Agreement; provided, however, that the failure to give such notice within such period shall not result in the waiver or loss of any right to bring such claim hereunder after such period unless, and only to the extent, the other party is actually prejudiced by such failure.

                  (b) With respect to third party claims (which, with respect to Taxes, includes any pending or proposed audits, assessments or administrative or court proceedings), promptly after receipt by an indemnified party of notice of the commencement of any action or the presentation or other assertion of any claim which could result in a claim for indemnification, such indemnified party shall assume the defense thereof, shall give prompt notice thereof to the indemnifying party, and the indemnifying party shall be entitled to participate in, or assume, the defense thereof with its own counsel and at its own expense. The indemnifying party shall not compromise or settle any such action or claim without the consent of the indemnified party (which shall not be unreasonably withheld), and shall not be liable for any compromise or settlement of any such action or claim effected without its consent (which shall not be unreasonably withheld). The parties agree to cooperate to the fullest extent possible in connection with any claim for which indemnification is or may be sought under this Agreement.

                  8.6. Computation of Losses Subject to Indemnification. The amount of any Loss for which indemnification is provided under this Article VIII or otherwise in this Agreement shall be computed net of any actual Tax savings realized by the indemnified party and the proceeds of any insurance received by the indemnified party to the extent such insurance was funded by Seller or any Affiliate.

                  8.7.  Certain Limitations.

                  (a) The foregoing indemnification obligation are subject to the limitation that the indemnifying party shall not have any liability for indemnification pursuant to this Article VIII for breaches of representations and warranties unless (i) in case Buyer is the indemnifying party, the total Losses for which Buyer would be liable exceed $25,000 in the aggregate, and then only for the excess, and (ii) in case Seller and PNI are the indemnifying parties, the total Losses for which Seller and PNI would be liable exceed in the aggregate the sum of $25,000 plus any amount paid to or retained by Buyer pursuant to Section 2.3(b)(ii)(A)(2), and then only for the excess over such sum. Neither party's liability under this Article VIII shall exceed the total consideration paid by Buyer. The foregoing limitations shall not apply to any Losses with respect to, as a result of or involving any intentional breach of a representation or warranty in this Agreement.

                  (b) Any claims for indemnification against Seller shall be applied as a reduction to the amount of unused services to be provided pursuant to the Maintenance Services Agreement under Section 2.3(a)(iii), with the excess balance, if any, to be paid in cash or readily available funds.

                  (c) In the absence of fraud, and except for non-monetary equitable relief, no officer or director of any party to this Agreement shall be personally liable for any breach of any representation or warranty contained in this Agreement.


                                   ARTICLE IX

                                   TERMINATION

                  9.1. Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

                  (a)  by written agreement of Buyer, Seller and PNI;

                  (b) by either Buyer or Seller and PNI, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to the date which is six months from the date hereof; provided that the terminating party is not at the time of termination in material breach of its obligations under this Agreement;

                  (c) by Buyer if the Consents listed on Schedule 6.1(b) hereof or the audit opinion identified in Section 6.2(p) shall not have been obtained or received within 30 days of the date hereof; or

                  (d) by either Buyer or Seller and PNI if there shall be in effect any law or regulation that prohibits the consummation of the Closing or if consummation of the Closing would violate any non-appealable final order, decree, injunction or judgment of any court or governmental body having competent jurisdiction.

                  9.2. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees and all rights and obligations of each party hereto shall cease, except for the obligations of the parties hereto contained in this
Section 9.2 and in Sections 10.1, 10.2, 10.4, 10.5, 10.6, 10.7, 10.8 and 10.9,
hereof, and except that nothing herein will relieve any party from liability for or be deemed to waive any rights available to a party by reason of, any breach by the other party or parties of its or their representations, warranties, covenants or agreements set forth in this Agreement.


                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended on the day so delivered, if delivered by registered or certified mail, return receipt requested, on the third Business day following such mailing or by a national courier service on the Business Day following such mailing, or if sent by telecopier on the day telecopied, or if not a Business Day, the next succeeding Business Day, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

                  To Buyer:

                      WIRELESS SERVICES OPERATING CORPORATION
                      c/o Saratoga Partners IV, L.P.
                      535 Madison Avenue, 4th Floor
                      New York, New York  10022
                      Telephone:    (212) 906-7800
                      Facsimile:    (212) 750-3343
                      Attention:    Christian L. Oberbeck

                  To Seller:

                      PREFERRED TECHNICAL SERVICES, INC.
                      c/o Preferred Networks, Inc.
                      850 Center Way
                      Norcross, Georgia  30071
                      Telephone:    (770) 582-3500
                      Facsimile:    (770) 582-3669
                      Attention:    Mark H. Dunaway

                  With a copy to:

                      PREFERRED NETWORKS, INC.
                      850 Center Way
                      Norcross, Georgia  30071
                      Telephone:    (770) 582-3500
                      Facsimile:    (770) 582-3669
                      Attention:    Mark H. Dunaway

                  10.2. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer, Seller and PNI, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  10.3. Assignment. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties hereto; provided, however, that Buyer may in its sole discretion assign all of its rights and delegate all of its obligations hereunder to one or more of its Affiliates so long as Buyer absolutely, unconditionally and irrevocably guarantees the performance by such Affiliate of Buyer's obligations hereunder; and provided, further, however, that Seller shall have the right to assign all of its rights and delegate all of its obligations hereunder to PNI whether by operation of law in connection with any liquidation of Seller or otherwise. Any attempted assignment in contravention hereof shall be null and void.

                  10.4. Entire Agreement. This Agreement (including the Disclosure Statement and any Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

                  10.5. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller, PNI, the Buyer Indemnitees and the Seller Indemnities or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                  10.6. Public Disclosure. Each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of any applicable laws, and the rules and regulations of each stock exchange upon which the securities of any party is listed, no press release or similar public announcement or communication shall ever, whether prior to or subsequent to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto.

                  10.7. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

                  10.8. Schedules. The disclosure of any matter in any schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by Seller or Buyer or to otherwise imply that any such matter is material for the purposes of this Agreement.

                  10.9. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF TRIAL BY JURY.

                  (A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF. THE PARTIES HERETO AGREE TO SUBMIT TO THE JURISDICTION OF ANY COURT OF GENERAL JURISDICTION SITTING IN THE STATE OF NEW YORK AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF, THAT IT IS NOT SUBJECT TO SUCH JURISDICTION OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

                  (B) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

                  10.10. Counterparts. This Agreement may be executed (including by facsimile transmission) in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

                  10.11. Headings. The heading references here in and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                  10.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                  IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                                       WIRELESS SERVICES OPERATING
                                       CORPORATION


                                       By:----------------------------
                                          Name:  Christian L. Oberbeck
                                          Title: President


                                       PREFERRED TECHNICAL SERVICES, INC.


                                       By:
                                          -----------------------------
                                          Name:  Mark H. Dunaway
                                          Title:    Chief Executive Officer


                                       PREFERRED NETWORKS, INC.


                                       By:
                                          -----------------------------
                                          Name:  Mark H. Dunaway
                                          Title: Chief Executive Officer